Exhibit 1
Joint Filing Agreement

AGREEMENT dated as of April 12, 2010, between Pinetree Resource Partnership, Pinetree Capital Investment Corp., Emerald Capital Corp., Pinetree Capital Ltd. and Sheldon Inwentash (collectively, the “Parties”).

Each of the Parties hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial interest in common shares, no par value per share, of Bontan Corporation (“Schedule 13D”) and it will file the Schedule 13D on behalf of itself.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

PINETREE RESOURCE PARTNERSHIP

By: /s/ Larry Goldberg
Name: Larry Goldberg
Title: A.S.O.

PINETREE CAPITAL INVESTMENT CORP.

By: /s/ Larry Goldberg
Name: Larry Goldberg
Title: Chief Financial Officer

EMERALD CAPITAL CORP.

By: /s/ Sheldon Inwentash
Name: Sheldon Inwentash
Title: President

PINETREE CAPITAL LTD.

By: /s/ Larry Goldberg
Name: Larry Goldberg
Title: Executive Vice President and Chief Financial Officer

/s/ Sheldon Inwentash
Sheldon Inwentash

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